EXHIBIT F-1

[Letterhead of Entergy Services, Inc.]

November 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

I have reviewed the joint Application-Declaration on Form U-1, as amended through the date hereof (the "Application-Declaration"), filed by Entergy Corporation ("Entergy"), Entergy Arkansas, Inc. ("Arkansas"), Entergy Gulf States, Inc. ("Gulf States"), Entergy Louisiana, Inc. ("Louisiana"), Entergy Mississippi, Inc. ("Mississippi"), Entergy New Orleans, Inc. ("New Orleans"), System Energy Resources, Inc. ("System Energy"), Entergy Services, Inc. ("ESI"), Entergy Operations, Inc. ("EOI") and System Fuels, Inc. ("SFI") (collectively, "Applicants"), relating to, among other things, (i) the extension of the operation of the Entergy System Money Pool ("Money Pool"), (ii) the proposed loans by each of the Applicants from time to time of available funds to the other Applicants (exclusive of Entergy) through the Money Pool and the proposed acquisition by ESI, as agent for the Applicants lending funds through the Money Pool, of promissory notes ("Money Pool Notes") in connection therewith, (iii) the proposed borrowings by the Applicants (exclusive of Entergy) from time to time through the Money Pool and the proposed issuance by such borrowing Applicants to ESI, as agent for the Applicants lending funds through the Money Pool, of Money Pool Notes in connection therewith, (iv) the extension of the borrowing periods under the Loan Agreement, dated as of September 18, 1991, as amended, between ESI and Entergy ("ESI Loan Agreement"), the Loan Agreement, dated as of June 6, 1990, as amended, between EOI and Entergy ("EOI Loan Agreement"), and the Loan Agreement, dated as of March 21, 1994, between SFI and Entergy ("SFI Loan Agreement"), (v) the proposed loans from time to time by Entergy to ESI, EOI and SFI pursuant to the ESI, EOI and SFI Loan Agreements and the proposed acquisition by Entergy of the promissory notes of ESI, EOI, and SFI, respectively ("ESI Note", "EOI Note" and "SFI Note", respectively), in connection therewith, (vi) the proposed borrowings by ESI, EOI and SFI from time to time pursuant to the ESI, EOI and SFI Loan Agreements and the proposed issuance by ESI, EOI and SFI of the ESI Note, EOI Note and SFI Note, respectively, in connection therewith, (vi) the proposed borrowings by the Applicants (exclusive of Entergy) from time to time from banks and the proposed issuance by such Applicants of promissory notes in connection therewith ("Bank Notes"), (vii) the proposed issuance and sale by Arkansas, Gulf States, Louisiana, Mississippi, New Orleans and System Energy from time to time of commercial paper ("Commercial Paper Notes") to commercial paper dealers and (viii) the proposed guarantee by Entergy of the obligations of ESI, EOI and SFI to one or more banks, all as described in the Application-Declaration. I am counsel for the Applicants and am of the opinion that:

(1) Each of the Applicants is a corporation duly organized and validly existing under the laws of its applicable state of incorporation.

(2) In the event that the proposed transactions shall have been duly authorized by all necessary corporate actions on the part of the Applicants and are consummated in compliance with the provisions of each Applicant's governing corporate documents and the Application-Declaration, and subject to the further assumptions and conditions set forth below:

(a) insofar as the participation by the Applicants in said proposed transactions is concerned, all state laws applicable to the proposed transactions will have been complied with;

(b) the Money Pool Notes to be issued by the Applicants (exclusive of Entergy) in connection with borrowings by such Applicants through the Money Pool, the ESI, EOI and SFI Notes to be issued in connection with borrowings by ESI, EOI and SFI, respectively, pursuant to the ESI, EOI and SFI Loan Agreements, the Bank Notes to be issued by the Applicants (exclusive of Entergy) in connection with borrowings by such Applicants pursuant to borrowing arrangements with one or more banks, the Commercial Paper Notes to be issued and sold by Arkansas, Gulf States, Louisiana, Mississippi, New Orleans and System Energy to commercial paper dealers, and the guarantees to be issued by Entergy in connection with the obligations of ESI, EOI and SFI to one or more banks, will each be valid and binding obligations of the issuer or guarantor, as applicable, in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally and to the effects of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (ii) concepts of materiality, reasonableness, good faith and fair dealing;

(c) assuming that they will have been duly authorized and legally issued, (i) ESI, as agent for the Applicants lending funds through the Money Pool, will legally acquire the Money Pool Notes to be issued by each of the other Applicants (exclusive of Entergy) evidencing their respective borrowings through the Money Pool, and (ii) Entergy will legally acquire the ESI Note, the EOI Note and the SFI Note to be issued by ESI, EOI and SFI, respectively, pursuant to the ESI, EOI and SFI Loan Agreements; and

(d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

The opinions expressed above in respect to the proposed transactions are subject to the following additional assumptions or conditions:

(i) The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective.

(ii) The proposed transactions shall be consummated in accordance with any required approvals, authorizations, consents, certificates and orders of any applicable state commission or other regulatory authority and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect.

(iii) The Applicants shall have obtained all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

(iv) The consummation of the proposed transactions shall continue to be in compliance with all applicable covenants or restrictions (whether imposed by regulatory authorities or otherwise) to which the Applicants are bound and no other act or event shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

I am a member of the Bars of the State of Louisiana and New Jersey and do not hold myself out as an expert on the laws of any other state.

My consent is hereby given to the filing of this opinion as an exhibit to the Application-Declaration.

                                                                                                Very truly yours,

                                                                                                /s/ Mark W. Hoffman
                                                                                                    Mark W. Hoffman, Esq.